TeleCommunication Systems Reports Record 2008 Fourth Quarter and Full Year Results

Record Revenue of $220 Million in 2008 Drives $1.23 Per Diluted Share Net Income for Year (Including $0.71 Tax Benefit and $0.17 Q2 Patent Sale)

ANNAPOLIS, MD -- (Marketwire - February 05, 2009) - TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS), a leading provider of mission-critical wireless communications technology, reported record results for the fourth quarter and fiscal year ended December 31, 2008.

Fourth Quarter 2008 Results

    - Revenue was a record $79.3 million, an increase of 40% from
      $56.5 million in the previous quarter and up 114% from $37.1 million in the fourth quarter of 2007. This was the company's fourth consecutive quarter of record revenue.

    - GAAP net income was $38.2 million or $0.78 per diluted share, which includes $33.6 million or $0.68 per diluted share related to a reduction in the deferred tax asset valuation allowance. This compares to GAAP net income of $2.8 million or $0.06 per diluted share in the previous quarter and $2.4 million or $0.06 per diluted share in the fourth quarter of 2007.

    - EBITDA (Earnings before Interest, Taxes, Depreciation and
      Amortization, including non-cash stock-based compensation) for the quarter was $7.5 million or $0.15 per diluted share. This compares to $5.9 million or $0.12 per diluted share in the previous quarter and $5.8 million or $0.13 per diluted share in the same year-ago quarter (see important discussion about the presentation of EBITDA below).

Full Year 2008 Results

    - Revenue was a record $220.1 million, an increase of 53% from the previous record of $144.2 million in 2007. This represents the company's 11th consecutive year of record revenue.

    - Gross profit was $81.3 million, up 50% from $54.1 million in 2007.

    - GAAP net income was $57.6 million or $1.23 per diluted share, which includes $33.3 million or $0.71 related to a reduction in the deferred tax asset valuation allowance and $0.17 from a patent sale in the second quarter. This compares to a GAAP loss of $1.3 million or $0.03 per share in 2007.

    - EBITDA, including $8.1 million or $0.17 per diluted share from a second quarter patent sale, was $37.0 million or $0.79 per diluted share for 2008, versus $15.6 million or $0.38 per diluted share in
      2007 (see important discussion about the presentation of EBITDA below).

    - Year end total backlog was nearly $450 million, up from $232 million at the beginning of the year.

Summary of Reported Income
(amounts in thousands)

                                 Three months ended    Twelve months ended
                                       Dec 31                Dec 31
                                --------------------  --------------------
                                  2008       2007       2008       2007
                                ---------  ---------  ---------  ---------
                                    (unaudited)           (unaudited)

Revenue:                        $  79,287  $  37,078  $ 220,142  $ 144,168
                                ---------  ---------  ---------  ---------
Income:
EBITDA before gain on sale of
 patent                         $   7,476  $   5,842  $  28,990  $  15,633
Noncash charges (see
 accompanying reconciliation)      (2,951)    (3,137)   (11,859)   (12,203)
                                ---------  ---------  ---------  ---------
Income from operations before
 gain on sale of patent             4,525      2,705     17,131      3,430
Gain on sale of patent                  -          -      8,060          -
                                ---------  ---------  ---------  ---------
Income from operations -
 continuing                         4,525      2,705     25,191      3,430
Loss from operations -
 discontinued                           -        (61)         -       (275)
Other income/(expense)                132       (207)      (880)    (4,444)
Tax benefit                        33,571          -     33,257          -
                                ---------  ---------  ---------  ---------
Net Income                      $  38,228  $   2,437  $  57,568  $  (1,289)
                                =========  =========  =========  =========

Income per diluted share
EBITDA before gain on sale of
 patent                         $    0.15  $    0.13  $    0.62  $    0.38
Noncash charges (see
 accompanying reconciliation)       (0.06)     (0.07)     (0.25)     (0.29)
                                ---------  ---------  ---------  ---------
Income from operations before
 gain on sale of patent              0.09       0.06       0.37       0.08
Gain on sale of patent                  -          -       0.17          -
                                ---------  ---------  ---------  ---------
Income from operations -
 continuing                          0.09       0.06       0.54       0.08
Loss from operations -
 discontinued                           -      (0.00)         -      (0.01)
Other income/(expense)               0.00      (0.00)     (0.02)     (0.11)
Tax benefit                          0.68          -       0.71          -
                                ---------  ---------  ---------  ---------
Net Income                      $    0.78  $    0.06  $    1.23  $   (0.03)
                                =========  =========  =========  =========

Shares used in calculation -
 Diluted                           49,017     44,305     46,644     41,453
                                =========  =========  =========  =========

Management Commentary

"Our strong performance throughout 2008 demonstrated TCS has been able to successfully monetize its highly reliable wireless communications technology in three key arenas: cellular text messaging, location-based mobile infrastructure and applications including E9-1-1, and secure satellite-based communications, including deployable kits," said Maurice B. Tosé, chairman, president and CEO of TCS. "All of these contributed to our record results and they appear resistant to the conditions which are affecting much of our economy."

"The fourth quarter of 2008 showed particularly strong systems sales to government customers, as well as solid sales of licenses for wireless carrier text messaging software," continued Tosé. "In addition, because the company's cumulative profit achievements and forecasted future profitability met the accounting criteria for reversal of the reserve against our deferred tax asset (mainly representing the value of tax loss carryforwards), the quarter includes a nonrecurring $33.6 million or $0.68 per share tax accounting benefit. This contributed to 2008's net book value (shareholders' equity) improvement from $44 million in 2007 to $114 million at year end 2008.

"We believe our financial strength and portfolio of proprietary intellectual property, coupled with the judicious continuing R&D investment and the positive fundamental drivers for each of our wireless market niches, makes TCS a compelling choice for our customers. Our 2008 backlog growth, along with other indicators for our markets, gives us confidence we will realize year-over-year growth in 2009 and beyond."

Fourth Quarter and Full Year Financial Highlights

Revenue and Gross Profit (unaudited):

                           Three months ended December 31
           ---------------------------------------------------------------
                    2008                   2007            Incr. (Decr.)
           ----------------------  --------------------  -----------------
           Coml.   Govt.   Total   Coml.  Govt.  Total   Coml.  Govt. Total
           ------  ------  ------  -----  -----  ------  -----  ----- -----
Revenue
 ($millions)
 Services  $ 16.6  $ 12.7  $ 29.3  $15.5  $ 7.0  $ 22.5  $ 1.1  $ 5.7 $ 6.8
 Systems     10.7    39.3    50.0    4.0   10.6    14.6    6.7   28.7  35.4
           ------  ------  ------  -----  -----  ------  -----  ----- -----
  Total
   revenue $ 27.3  $ 52.0  $ 79.3  $19.5  $17.6  $ 37.1  $ 7.8  $34.4 $42.2
           ======  ======  ======  =====  =====  ======  =====  ===== =====

Gross profit
 ($millions)
 Gross
  profit -
  services $  8.3  $  2.8  $ 11.1  $ 8.4  $ 1.4  $  9.8  $(0.1) $ 1.4 $ 1.3
   As % of
    rev        50%     22%     38%    54%    20%     43%
 Gross
  profit -
  systems     9.0     4.9    13.9    2.8    2.4     5.2    6.2    2.5   8.7
   As % of
    rev        84%     12%     28%    70%    23%     36%
           ------  ------  ------  -----  -----  ------  -----  ----- -----
 Total
  Gross
  Profit   $ 17.3  $  7.7  $ 25.0  $11.2  $ 3.8  $ 15.0  $ 6.1  $ 3.9 $10.0
           ======  ======  ======  =====  =====  ======  =====  ===== =====
   As % of
    rev        63%     15%     32%    57%    22%     40%

                           Twelve months ended December 31
           ---------------------------------------------------------------
                    2008                   2007            Incr. (Decr.)
           ----------------------  --------------------  -----------------
           Coml.   Govt.   Total   Coml.  Govt.  Total   Coml.  Govt. Total
           ------  ------  ------  -----  -----  ------  -----  ----- -----
Revenue
 ($millions)
 Services  $ 64.4  $ 36.9  $101.3  $58.8  $29.3  $ 88.1  $ 5.6  $ 7.6 $13.2
 Systems     37.4    81.4   118.8   16.5   39.6    56.1   20.9   41.8  62.7
           ------  ------  ------  -----  -----  ------  -----  ----- -----
  Total
   revenue $101.8  $118.3  $220.1  $75.3  $68.9  $144.2  $26.5  $49.4 $75.9
           ======  ======  ======  =====  =====  ======  =====  ===== =====

Gross profit
 ($millions)
 Gross
  profit -
  services $ 32.0  $  7.7  $ 39.7  $29.4  $ 6.5  $ 35.9  $ 2.6  $ 1.2 $ 3.8
   As % of
    rev        50%     21%     39%    50%    22%     41%
 Gross
  profit -
  systems    28.5    13.1    41.6   11.5    6.7    18.2   17.0    6.4  23.4
   As % of
    rev        76%     16%     35%    70%    17%     32%
           ------  ------  ------  -----  -----  ------  -----  ----- -----
 Total
  Gross
  Profit   $ 60.5  $ 20.8  $ 81.3  $40.9  $13.2  $ 54.1  $19.6  $ 7.6 $27.2
           ======  ======  ======  =====  =====  ======  =====  ===== =====
   As % of
    rev        59%     18%     37%    54%    19%     38%

Commercial Segment Revenue and Gross Profit:

Commercial segment gross profit for the fourth quarter of 2008 was $17.3 million, an increase of 54% from $11.2 million of gross profit in Q4 2007 on a 40% increase in revenue. The commercial segment gross profit was 63% of revenue in the fourth quarter of 2008, an increase from 57% in the same year-ago period.

For the full year, commercial segment gross profit was $60.5 million, up 48% from $40.9 million of gross profit in 2007 on a 35% increase in revenue. The commercial segment gross profit was 59% of revenue in 2008, an increase from 54% last year.

The increases in fourth quarter and full year commercial revenue and gross profit were driven by continuing growth in the use of Short Message Services (SMS) by wireless carrier subscribers, which has led to increased TCS sales of licenses for higher SMS traffic capacity and growth in maintenance service revenue.

Government Segment Revenue and Gross Profit:

Revenue from government customers for the quarter was $52.0 million, up $34.4 million from $17.6 million or nearly triple the same year-ago quarter. Services revenue was up $5.7 million or 81% over the fourth quarter 2007, and systems sales were up $28.7 million or 3.7 times system sales in the year-ago quarter.

Gross profit from government customers was $7.7 million in the fourth quarter of 2008, more than double the fourth quarter of 2007. The gross margin on government segment revenue for the quarter was 15%, compared to 22% in the fourth quarter of 2007. The decrease in gross margin reflects the inclusion of more high-volume system sales that carry a lower average margin and some very low margin "pass-through" business that enhances the company's volume purchase history with vendors.

For the full year, revenue from the government segment increased 72% to $118.3 million. Services revenue was up $7.6 million or 26%, and systems revenue for the year was more than double 2007. Services growth was realized from professional services, teleport usage, and maintenance on the installed base of systems. Systems growth reflects volume under the Worldwide Satellite Systems (WWSS) contract vehicle as well as Swiftlink® sales outside of WWSS.

Government segment gross profit increased 58% over the previous year, from $13.2 million in 2007 to $20.8 million in 2008. The average gross margin on government segment revenue in 2008 was 18% of revenue versus 19% in 2007.

Operating Costs and Expenses:

R&D: Fourth quarter 2008 R&D expense was $4.3 million (5% of revenue), increasing $0.5 million or 13% from the previous quarter and up $0.9 million or 26% from $3.4 million (9% of revenue) in the fourth quarter of 2007. For the full year, R&D expense was up 24% to $16.2 million, with an emphasis on wireless location-based-service platform and applications technology, voice over IP public safety technology, and continuing improvement of the company's messaging and secure satcom deliverables.

SG&A: Fourth quarter 2008 selling, general and administrative expense was $14.7 million (18.6% of revenue), up from $7.4 million (19.9% of revenue) in the fourth quarter of 2007, and includes additional variable compensation related to financial measures including revenue, operating profit and net income. Variable compensation was approximately $6.0 million greater in the fourth quarter 2008 versus the same quarter in 2007 due to record results in 2008.

For the full year, selling, general and administrative expense was $42.0 million (19.1% of revenue), up $10.8 million or 35% from $31.2 million (21.7% of revenue) in 2007. The increase includes additional variable compensation earned by the company's employees as a result of improved performance by the company in accordance with formulas established for key employees at the beginning of the respective years. Variable compensation was approximately $10.0 million greater in 2008 than in 2007 due to record results in 2008.

Noncash charges: Total non-cash charges to operating profit were $3.0 million in the fourth quarter and $11.9 million for the year. Noncash stock compensation expense decreased from $4.3 million in 2007 to $3.8 million in 2008. Depreciation and amortization of property and equipment was down slightly from $6.2 million in 2007 to $5.9 million in 2008.

Income from Operations:

Income from operations was $4.5 million for the fourth quarter of 2008 versus $2.7 million in 2007, and $25.2 million for the full year, including an $8.1 million second quarter gain on the sale of a patent. Income from operations for full year 2007 was $3.4 million.

Income Taxes (reversal of deferred tax asset reserve):

Prior to 2008, the company's deferred tax asset (benefit) from past taxable losses and credits had been fully reserved due to uncertainty as to prospects for realization of the benefits. As a result of "positive evidence" from updated assessments as to the prospects for future taxable income, in the fourth quarter of 2008 the company reduced the valuation allowance (reserve) against the deferred tax asset so that a net $33.6 million tax credit, or benefit, was recorded in the quarter. (For the year, $33.3 million was recorded.) Beginning with the first quarter of 2009, the company expects to record a normal tax provision against pre-tax income at about 37%. However, the company does not expect to make significant non-AMT cash tax payments in 2009 and until the deferred tax asset has been fully used to offset future taxable income.

Net Income:

Net income for the fourth quarter was $38.2 million or $0.78 per diluted share, which includes the positive effect of $0.68 tax accounting benefit, compared to net income of $2.4 million or $0.06 per diluted share in the fourth quarter of 2007. The increase in net income was primarily driven by the increase in revenues and related improvement in operating leverage the company is currently experiencing.

For the full year, net income was $57.6 million or $1.23 per diluted share, which includes the positive effect of $0.71 tax accounting benefit, compared to a net loss of $1.3 million or $0.03 per diluted share in 2007. In addition to the positive effect of the reduction in the deferred tax asset valuation allowance, the increase in net income was driven primarily by overall revenue growth of 53%, with increases from both services and systems in both commercial and government segments, as well as the second quarter patent sale which netted $8.1 million to the company.

Liquidity and Capital Resources:

At December 31, 2008 TCS had $39.0 million of cash and equivalents, compared to $38.7 million at the beginning of the fourth quarter and $16.0 million at the beginning of the year. Funds were generated in the fourth quarter from $7.5 million in EBITDA, $2.5 million from warrant exercises, $2.2 million from stock option exercises, $1.0 million from collection of a note receivable which was partial consideration from a 2007 divestiture, and $0.6 million from new lease financing of fixed asset purchases. Funds were used during the quarter for $2.3 million of capital expenditures, including software development, $0.9 million for debt repayment, and a $10.3 million increase in working capital, due to mainly higher receivables from government and carrier customers on the higher volume of business. Unused availability under credit facilities was $21.0 million at quarter end, which is based on billed receivables.

Intellectual Property:

Since our last quarterly report, TCS was issued three patents which brought the total patent portfolio to 68 patents and 212 patent applications in the U.S. and abroad. The company continued efforts to monetize its patents as well as use them to position the company for competitive advantages. No announcements have been made regarding post-trial activity involving a 2007 jury verdict awarding more than $10 million for infringement by Sybase Inc. of a TCS intercarrier messaging patent. While significant legal expenses have been paid in connection with ongoing patent litigation, no related revenue has been recorded pending the outcome of appeals.

Backlog:

                                                 New
                                    9/30/2008  Orders   Revenue  12/31/2008
                                    ---------- -------  -------  ----------
    Funded Contract Backlog ($mil)
                        Commercial  $     68.5 $  38.9  $ (27.3) $     80.1
                        Government  $     87.0 $  44.7  $ (52.0) $     79.7
                                    ---------- -------  -------  ----------
     Total Funded Contract Backlog  $    155.5 $  83.6  $ (79.3) $    159.8
                  Customer Options  $    294.3 $  (8.9) $     -  $    285.4
                                    ---------- -------  -------  ----------
                     Total Backlog  $    449.7 $  74.7  $ (79.3) $    445.1
                                    ---------- -------  -------  ----------

Funded contract backlog represents contracts from TCS customers (mainly federal agencies) which have been appropriated fiscal year funding. It is computed by multiplying the most recent month's recurring revenue times the remaining months under existing long-term agreements, which the company believes is the best method for anticipating revenue under those agreements. Total backlog, as is typically measured by government contractors, includes orders covering optional periods of service and/or deliverables, but for which budgetary funding may not yet have been approved.

About the Presentation of EBITDA

EBITDA (from continuing operations) is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines EBITDA as net income/(loss) before depreciation; amortization of non-cash stock-based compensation; amortization of software development costs, property and equipment and other intangibles; and interest expense and other non-cash financing costs. Other companies (including competitors) may define EBITDA differently. The company presents EBITDA because management believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in the industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of TCS nor is it intended to be predictive of potential future results. Investors should not consider EBITDA in isolation or as a substitute for analysis of the company's results as reported under GAAP. See "GAAP to non-GAAP Reconciliation" below for further information on this non-GAAP measure. Shares used in the calculation of GAAP diluted earnings per share are the same as the shares used in the calculation of diluted adjusted operating income/(loss) per share except when the company reports a GAAP loss.

                                                        Three months ended
GAAP to non-GAAP Reconciliation                             December 31
                                                        ------------------
  (amounts in thousands)                                  2008      2007
                                                        --------  --------
Consolidated Statement of Operations Reconciliation        (unaudited)
Net income (loss) on a GAAP basis                       $ 38,228  $  2,437
  Depreciation and amortization of property and
   equipment                                               1,395     1,479
  Amortization of stock based compensation                   960     1,212
  Interest, financing, and other costs                      (132)      207
  Amortization of software development costs                 560       409
  Amortization of acquired intangible assets                  36        37
  Benefit for income taxes                               (33,571)        -
  Income (loss) from discontinued operations                   -       (61)
                                                        --------  --------
EBITDA from continuing operations                       $  7,476  $  5,842
                                                        ========  ========
Consolidated Statement of Operations Reconciliation per
 Share
Net Income (loss) per share on a GAAP basis             $   0.78  $   0.06
  Depreciation and amortization of property and
   equipment                                                0.03      0.03
  Amortization of stock based compensation                  0.02      0.03
  Interest, financing, and other costs                     (0.00)     0.00
  Amortization of software development costs                0.01      0.01
  Amortization of acquired intangible assets                0.00      0.00
  Benefit for income taxes                                 (0.68)        -
  Loss from discontinued operations                            -      0.00
                                                        --------  --------
EBITDA from continuing operations per share - Diluted   $   0.15  $   0.13
                                                        ========  ========
EBITDA from continuing operations per share - Basic     $   0.17  $   0.14
                                                        ========  ========
Shares used in calculation  - Basic                       44,165    42,173
Shares used in calculation - Diluted                      49,017    44,305
                                                        ========  ========

                                                       Twelve months ended
GAAP to non-GAAP Reconciliation                            December 31
                                                        ------------------
  (amounts in thousands)                                  2008      2007
                                                        --------  --------
Consolidated Statement of Operations Reconciliation        (unaudited)
Net income (loss) on a GAAP basis                       $ 57,568  $ (1,289)
  Depreciation and amortization of property and
   equipment                                               5,865     6,200
  Amortization of stock based compensation                 3,758     4,333
  Interest, financing, and other costs                       880     4,444
  Amortization of software development costs               2,089     1,522
  Amortization of acquired intangible assets                 147       148
  Benefit for income taxes                               (33,257)        -
  Income (loss) from discontinued operations                   -      (275)
                                                        --------  --------
EBITDA from continuing operations including gain on
 sale of patent                                           37,050    15,633
  Less gain from sale of patent in second quarter         (8,060)        -
                                                        --------  --------
EBITDA from continuing operations before gain on sale
 of patent                                              $ 28,990  $ 15,633
                                                        ========  ========

Consolidated Statement of Operations Reconciliation per
 Share
Net Income (loss) per share on a GAAP basis             $   1.23  $  (0.03)
  Depreciation and amortization of property and
   equipment                                                0.13      0.15
  Amortization of stock based compensation                  0.08      0.10
  Interest, financing, and other costs                      0.02      0.11
  Amortization of software development costs                0.04      0.04
  Amortization of acquired intangible assets                0.00      0.00
  Benefit for income taxes                                 (0.71)        -
  Loss from discontinued operations                            -      0.01
                                                        --------  --------
EBITDA from cont. ops per share incl gain on sale of
 patent - Diluted                                           0.79      0.38
  Less gain from sale of patent in second quarter          (0.17)        -
                                                        --------  --------
EBITDA from cont. ops per share before gain on sale of
 patent - Diluted                                       $   0.62  $   0.38
                                                        ========  ========

EBITDA from continuing operations per share - Basic     $   0.86  $   0.38
                                                        ========  ========
Shares used in calculation  - Basic                       43,063    41,453
Shares used in calculation - Diluted                      46,644    41,453
                                                        ========  ========
Conference Call

TCS will hold a conference call later today (Thursday, February 5, 2009) to discuss these fourth quarter and year end 2008 financial results. The company's chairman, president and CEO, Maurice B. Tosé, and senior vice president and CFO, Tom Brandt, will host the call starting at 5:00 p.m. Eastern time. A question and answer session will follow management's presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, ask for the TeleCommunication Systems conference call and provide the conference ID:

          Dial-In Number: 1-800-862-9098
          International: 1-785-424-1051
          Conference ID#: 7TELECOM

The conference call will be broadcasted simultaneously on the company's Web site at www.telecomsys.com. For the webcast, please go to the web site at least 15 minutes early to register, download, and install any necessary audio software. If you have any difficulty connecting with the conference call or webcast, please contact the Liolios Group at 949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day and until March 5, 2009:

          Toll-free replay number: 1-800-688-7945
          International replay number: 1-402-220-1370
          (No passcode required)

About TeleCommunication Systems

TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS) engineers and delivers highly reliable wireless communications technology. TCS is a leader in wireless text messaging and location-based technology, including E9-1-1 services and commercial applications like navigation that use the precise location of a wireless device, and secure satellite-based communications systems and services. Customers include leading wireless and VoIP carriers around the world, cable MSOs, automotive telematics vendors, and agencies of the U.S. Departments of Defense, State, and Homeland Security. TCS is one of six primary vendors on a $5 billion Army Worldwide Satellite Systems Contract vehicle. For more information, visit www.telecomsys.com.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon TCS' current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect,'' "intend," "anticipate,'' and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to statements that (a) are made by Mr. Tose generally, including those about our three areas of focus and their performance in 2009, reasons why we are a compelling choice for our customers, and ability to realize year-over-year growth in 2009 and beyond; (b) our wireless communications technologies appear resistant to current economic conditions, (c) our financial strength and IP portfolio give us confidence we will realize additional growth in 2009 and beyond, (d) some of our contracts have potential values significantly greater than currently funded amounts, (e) we have positioned our IP for monetization and competitive advantage, (f) our tax planning includes evidence of prospective future taxable income, and no expectation for non-AMT cash tax payments in 2009, and (g) our current orders and backlog calculations give confidence of future revenues.

Additional risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission (SEC). These include without limitation risks and uncertainties relating to the Company's financial results and the ability of the Company to (i) sustain profitability, (ii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for its products and services, (iii) conduct its business in foreign countries, (iv) develop software and provide services without any errors or defects, (vii) protect its intellectual property rights, and (viii) implement its sales and marketing strategy. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.

                      TeleCommunication Systems, Inc.
                  Consolidated Statements of Operations
              (amounts in thousands, except per share data)

                                 Three months ended   Twelve months ended
                                    December 31,          December 31,
                                --------------------  --------------------
                                  2008       2007       2008       2007
                                ---------  ---------  ---------  ---------
                                    (unaudited)           (unaudited)
Revenue
  Services                      $  29,357  $  22,510  $ 101,359  $  88,062
  Systems                          49,930     14,568    118,783     56,106
                                ---------  ---------  ---------  ---------
      Total revenue                79,287     37,078    220,142    144,168

Direct costs of revenue
  Direct cost of services
   revenue                         18,271     12,674     61,594     52,161
  Direct cost of systems           35,992      9,417     77,291     37,906
                                ---------  ---------  ---------  ---------
      Total direct cost of
       revenue                     54,263     22,091    138,885     90,067

  Services gross profit            11,086      9,836     39,765     35,901
    As a % of revenue                  38%        44%        39%        41%
  Systems gross profit             13,938      5,151     41,492     18,200
    As a % of revenue                  28%        35%        35%        32%
                                ---------  ---------  ---------  ---------
      Total gross profit           25,024     14,987     81,257     54,101
        Total gross profit as a
         % of revenue                  32%        40%        37%        38%

Operating costs and expenses
  Research and development
   expense                          4,323      3,372     16,161     13,072
  Sales and marketing expense       3,893      2,868     13,715     11,917
  General and administrative
   expense                         10,852      4,526     28,238     19,334
  Depreciation and amortization
   of property and equipment        1,395      1,479      5,865      6,200
  Amortization of acquired
   intangible assets                   36         37        147        148
                                ---------  ---------  ---------  ---------
    Total operating costs and
     expenses                      20,499     12,282     64,126     50,671
                                ---------  ---------  ---------  ---------
Income from operations before
 gain on sale of patent             4,525      2,705     17,131      3,430

  Gain(loss) on sale of patent          -          -      8,060          -
                                ---------  ---------  ---------  ---------
Income from operations              4,525      2,705     25,191      3,430
Cash interest income/(expense),
 net                                    5       (188)      (222)    (1,315)
Amortization of debt discount
 and debt issuance expenses            (7)       (42)      (180)    (3,176)
Other income/(expense), net           134         23       (478)        47
                                ---------  ---------  ---------  ---------
Income from continuing
 operations before income taxes     4,657      2,498     24,311     (1,014)

Reversal of deferred tax asset
 reserve                           33,571          -     33,257          -
                                ---------  ---------  ---------  ---------
Income from continuing
 operations                        38,228      2,498     57,568     (1,014)

Loss from discontinued
 operations                             -        (61)         -       (275)
                                ---------  ---------  ---------  ---------
Net income (loss)               $  38,228  $   2,437  $  57,568  $  (1,289)
                                =========  =========  =========  =========
Income/(loss) per share - basic
  Income per share from
   continuing operations        $    0.87  $    0.06  $    1.34  $   (0.02)
  Loss from discontinued
   operations                           -      (0.00)         -      (0.01)
                                ---------  ---------  ---------  ---------
Net income/(loss) per share -
 basic                          $    0.87  $    0.06  $    1.34  $   (0.03)
                                =========  =========  =========  =========
Income/(loss) per share -
 diluted
  Income per share from
   continuing operations        $    0.78  $    0.06  $    1.23  $   (0.02)
  Loss from discontinued
   operations                           -      (0.00)         -      (0.01)
                                ---------  ---------  ---------  ---------
Net income/(loss) per share -
 diluted                        $    0.78  $    0.06  $    1.23  $   (0.03)
                                =========  =========  =========  =========
Weighted average shares
 outstanding - basic               44,165     42,173     43,063     41,453
Weighted average shares
 outstanding - diluted             49,017     44,305     46,644     41,453
                                =========  =========  =========  =========

                      TeleCommunication Systems, Inc.
                  Condensed Consolidated Balance Sheets
                          (amounts in thousands)

                                                December 31,  December 31,
                                                    2008          2007
                                                ------------- -------------
                                                 (Unaudited)
Assets
  Current assets:
    Cash and cash equivalents                   $      38,977 $      15,955
    Accounts receivable, net                           61,827        20,424
    Unbilled receivables                               21,797        15,229
    Inventory                                           2,715         5,373
    Investment in marketable securities                    78           873
    Deferred income tax benefit                         9,736             -
    Deferred costs and other current assets             3,791         3,688
    Note receivable from sale of discontinued
     operations                                             -         1,000
                                                ------------- -------------
        Total current assets                          138,921        62,542

  Property and equipment, net                          12,391        11,209
  Software development costs, net                       2,773         4,406
  Acquired intangible assets, net                         562           709
  Goodwill                                              1,813         1,813
  Deferred income tax benefit                          24,309             -
  Other assets                                          1,190         1,445
                                                ------------- -------------
        Total assets                            $     181,959 $      82,124
                                                ============= =============

Liabilities and stockholders' equity
  Current liabilities:
    Accounts payable and accrued expenses       $      51,588 $      17,374
    Deferred revenue                                    4,349         4,685
    Current portion of capital leases and notes
     payable                                            3,837         5,444
                                                ------------- -------------
        Total current liabilities                      59,774        27,503

  Capital leases and notes payable, less
   current portion and net of debt discount             7,913        10,657

  Total stockholders' equity                          114,272        43,964
                                                ------------- -------------
        Total liabilities and stockholders'
         equity                                 $     181,959 $      82,124
                                                ============= =============

Company Contacts:
Tom Brandt
Senior Vice President and CFO
TeleCommunication Systems, Inc.
Tel 410-280-1001
tbrandt@telecomsys.com

Scott Liolios
Investor Relations, Inc.
Liolios Group
Tel 949-574-3860
info@liolios.com